Exhibit 10.38

Local Insight Media Holdings, Inc. (“LIM”)/The Berry Company LLC

Summary Employment Term Sheet

Employee Name:	Kevin Payne (“Employee”).

Position/Title:	Senior Vice President, Sales.

Reports To:	Linda Martin, LIM’s Chief Operating Officer.

Term:	Employment is not subject to any contract and is, therefore, considered to be “at will.”

Annual Base Salary:	$8,653.85 bi-weekly ($225,000 annualized).

Annual Bonus:	Employee’s target bonus will be 70% of the annual base salary, prorated from Employee’s start date. The bonus will be paid at the direction of the Board of Directors upon its determination, in its sole discretion, of the extent to which LIM’s calendar year operating targets have been met. LIM’s operating targets will be determined in the sole discretion of the Board of Directors. It is anticipated that the bonus will be paid within 120 days following calendar year-end.

Signing Bonus:	Employee will receive a one-time signing bonus in the amount of $50,000 to be paid on or before January 31, 2009.

Retention Bonuses:	Employee will be eligible to receive two retention bonuses on the 1st and 2nd anniversary of April 23, 2008. Each such bonus shall be in the amount of $100,000 and shall be paid on the applicable anniversary date, provided that as of such date Employee has not voluntarily terminated his employment and has not been terminated for “cause” (as defined below). Should Employee be terminated without cause prior to April 23, 2010, LIM will pay any unpaid retention bonus amounts as severance due upon termination. Such payment shall be in addition to the amounts payable pursuant to “Severance Benefits” below.

Equity Grant:	Employee is eligible to participate in LIM’s 2008 Stock Option Plan. The specific terms of Employee’s participation in LIM’s 2008 Stock Option Plan will be determined in the sole discretion of the Board of Directors.

Employee Benefits:	Employee will be entitled to participate in all employee benefit plans and programs at a level commensurate with Employee’s title and salary band, as and when adopted. Such plans and programs shall include paid time off (PTO), medical, dental & vision insurance, short and long-term disability insurance, life insurance and a Defined Contribution (401(k)) Plan, all subject to standard Employee contributions. Employee will continue to accrue PTO his current rate.

Relocation:	The Company will provide the employee with the tier-four homeowner’s relocation package including the guaranteed buy-out option.

Severance Benefits:	If LIM terminates Employee’s employment without “cause” (as defined below), LIM will (subject to Employee’s execution of a general waiver and release of claims agreement):

(i) pay to Employee within 90 days following the date of Employee’s separation from service with the Company, an amount equal to 12 months of base salary;

(ii) pay to Employee a lump sum, within 90 days following the date of Employee’s separation from service with the Company, equal to: (i) the monthly COBRA premium rate for Employee’s continued coverage under the Company’s health benefit plans in which Employee was entitled to participate immediately prior to Employee’s separation from service, multiplied by (ii) 12. ; and

(iii) pay to Employee a pro-rata portion of any bonus payable with respect to the year of termination based on the Company’s year-to-date performance through the date of Employee’s separation from service (such amount to be determined by the Board of Directors in its discretion and in a lump sum on a date determined by the Company, during the period commencing on January 1 and ending on April 30 of the calendar year immediately following the calendar year to which the bonus relates).

Employee’s right to such payments and benefits will terminate on the first day that Employee violates any covenant contained in Section 2, 4 or 5 of his Employee Agreement.

LIM will have “cause” to terminate Employee’s employment upon:

(i) Employee’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(ii) Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against LIM (or any predecessor thereto or successor thereof);

(iii) a willful failure to substantially perform such duties as are reasonably assigned to Employee by LIM; or

(iv) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on LIM’s premises or while performing Employee’s duties and responsibilities to LIM.

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